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                                                                      EXHIBIT 99




WENDY'S INTERNATIONAL, INC. PROMOTES THOMAS J. MUELLER TO
PRESIDENT AND CHIEF OPERATING OFFICER OF WENDY'S NORTH AMERICA

ORGANIZATIONAL MOVES INCLUDE SEARCH FOR A NEW CFO

         DUBLIN, Ohio (April 20, 2000) - Wendy's International, Inc. (NYSE: WEN) today announced two promotions within the organization focused on further improving Wendy's restaurant operating performance and building shareholder value. The Company also announced that it has begun a search for a new chief financial officer.

         Thomas J. Mueller has been promoted to President and Chief Operating Officer of Wendy's North America. Mueller, 48, is now responsible for a total of 5,200 Wendy's(R) restaurants in five U.S. regions and Canada. He was previously Senior Vice President of Wendy's Northeast Region, responsible for operations, development, engineering, finance, marketing, human resources and training in the region.

         Mueller fills the top restaurant operating position at Wendy's replacing John (Jack) T. Schuessler, who was recently promoted to Chief Executive Officer and President of the corporation following the unexpected death of Gordon F. Teter in 1999. "Tom's promotion solidifies our top management team with very experienced and talented operators," said R. David Thomas, Senior Chairman of the Board and Wendy's Founder. "We have tremendous depth and leadership in our organization."

         Mueller joined Wendy's in 1998 as Senior Vice President of Special Projects, reporting to Schuessler. In 1999, he was promoted to Senior Vice President of Wendy's Northeast Region. Mueller has played a key role in various strategic initiatives, including collaboration on a new store development process, Wendy's "Service Excellence(TM)" program and Wendy's "People Excellence" program intended to further improve the retention of store-level employees.

         Mueller joined Wendy's after 24 years at Burger King Corp. He started his career at Burger King as an assistant store manager and was promoted several times to positions of greater responsibility involving restaurant operations, development, franchising, training, marketing, finance and human resources. Prior to joining Wendy's, he was Senior Vice President-Operations, North America, for Burger King, responsible for 7,800 restaurants in the U.S. and Canada.

         "Tom brings a tremendous depth of restaurant industry experience from his career at Burger King. He will bring energy and new ideas to the organization in his newest leadership role," said Schuessler. "Tom demonstrated outstanding performance running the North American business for Burger King and he has delivered excellent results during this time at Wendy's building sales and profits, enhancing the brand and developing people."

         Replacing Mueller as Senior Vice President of Wendy's Northeast Region is Edward K. Choe, who has been a Division Vice President for Wendy's in New York and New Jersey for the past three years. Choe, 40, joined Wendy's when the Company acquired franchised stores from Wenco Food Systems Co. in 1996. He was Chief Operating Officer of Wenco and had been with the franchisee for 13 years.

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         "Ed did a great job integrating the Wenco franchise stores into our
Wendy's company store system and he also successfully managed the conversion and integration of 40 Roy Rogers stores we acquired in the New York/New Jersey market in 1996 and 1997," said Schuessler. "He is a superb operator and has done an excellent job developing his division and his people."

         The Company also announced today that Chief Financial Officer Frederick
R. Reed will leave Wendy's International, Inc. to return to the practice of law and to pursue several investment opportunities. Reed has stepped down from the Company's board of directors.

         Reed's counsel to Wendy's dates back to the mid 1980s when he was a senior partner with the firm of Vorys, Sater, Seymour and Pease LLP. He played an important role in restoring the financial health of much of Wendy's franchise community during the late 1980s. Reed, 51, was elected to Wendy's board of directors in 1995 and then joined the Company's senior management team in 1996 as Executive Vice President, General Counsel and Secretary. He was promoted to CFO in 1998 and elevated the Company's strategic focus on improving shareholder value.

         Ronald E. Musick, Executive Vice President of Finance and Information Technology, will serve as the Company's principal financial officer on an interim basis. Musick, 59, will continue to manage the Company's accounting, tax and information technology departments as well as Wendy's bakery operations. He is a 27-year Wendy's veteran and a member of the board.

         John F. Brownley, Senior Vice President and Treasurer, will continue to manage the Company's treasury functions including corporate finance, money and banking, capital control and franchise finance. Brownley, 57, will also continue to oversee investor relations, government relations, financial planning and analysis, risk management and national security. He is a 19-year veteran of the Company.

         Both Musick and Brownley will report to Schuessler until a new chief financial officer is named. The Company has hired an executive search firm to identify external candidates.

         Wendy's International, Inc. is one of the world's largest restaurant operating and franchising companies, with more than $7 billion in systemwide sales and two quality brands - Wendy's and Tim Hortons(R). Wendy's Old Fashioned Hamburgers(R) was founded in 1969 by Dave Thomas and is the third largest quick-service hamburger chain in the world with more than 5,500 restaurants in the U.S., Canada and international markets. Tim Hortons was founded in 1964 by Tim Horton and Ron Joyce and is the largest coffee and fresh baked goods chain in Canada. There are more than 1,800 restaurants in North America.


CONTACT:
John D. Barker
Vice President, Investor Relations and Financial Communications
614-764-3044 or john_barker@wendys.com

Denny Lynch
Vice President, Communications
614-764-3413

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